UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       EISMAN,     LOUIS     H.

       3704 PINE CRESCENT
     VANCOUVER,   BC   V6J 4K3
   CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
      MAY 22, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       AYOTTE MUSIC INC.
       (AYO)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       ACTING PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    NPV COMMON STOCK                       |587,618               |I (a)           |By Wife                                        |
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    NPV COMMON STOCK                       |1,189,700             |I (b)           |By Eisman Holding Ltd.                         |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
    RIGHT TO BUY (c)    |10/18/99 |10/18/02 |NPV COMMON STOCK       |150,000  |$0.10     |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Amendment to Form 3, May
2000.
This amendment is being filed to correct information previously reported.
(a) Shares are held directly by the Reporting Person's wife. The Reporting Person disclaims beneficial interest in these shares.
(b) Shares are held by Eisman Holding Ltd., of which the Reporting Person is sole owner and president.
(b)   No more than one-third of the options may be exercised in any year.
SIGNATURE OF REPORTING PERSON
   /s/   LOUIS H. EISMAN
DATE
   JULY 12, 2001